Exhibit 99.(e)(1)(ii)

SCHEDULE A

(to the 2020 Distribution Agreement between Pacific Funds Series Trust and Pacific Select Distributors dated January 1, 2020)

Fund Name	Share Class(es)
Pacific FundsSM Portfolio Optimization Conservative	A, C, Advisor
Pacific FundsSM Portfolio Optimization Moderate-Conservative	A, C, Advisor
Pacific FundsSM Portfolio Optimization Moderate	A, C, Advisor
Pacific FundsSM Portfolio Optimization Growth	A, C, Advisor
Pacific FundsSM Portfolio Optimization Aggressive-Growth	A, C, Advisor
Pacific FundsSM Core Income	A, C, I, Advisor, P
Pacific FundsSM Floating Rate Income	A, C, I, Advisor, P
Pacific FundsSM High Income	A, C, I, Advisor, P
Pacific FundsSM Short Duration Income	A, C, I, Advisor
Pacific FundsSM Strategic Income	A, C, I, Advisor
Pacific FundsSM Ultra Short Income	I, Advisor
Pacific FundsSM ESG Core Bond	I, Advisor
Pacific FundsSM Large-Cap Value	A, C, Advisor, R6, P
Pacific FundsSM Small/Mid-Cap	A, C, Advisor, R6, P
Pacific FundsSM Small-Cap	A, C, Advisor, R6, P
Pacific FundsSM Small-Cap Value	A, C, Advisor, R6, P

PF Small-Cap Value Fund

PF Emerging Markets Fund

PF Small-Cap Growth Fund (formerly named PF Developing Growth Fund)

PF International Value Fund

PF Large-Cap Value Fund

PF Short Duration Bond Fund

PF Growth Fund

PF International Large-Cap Fund

PF International Small-Cap Fund

PF Managed Bond Fund

PF Inflation Managed Fund

PF Real Estate Fund

PF Emerging Markets Debt Fund

PF Multi-Asset Fund

P

Effective: December 14, 2020

AGREED TO AND ACCEPTED BY:

PACIFIC FUNDS SERIES TRUST		PACIFIC SELECT DISTRIBUTORS, LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Brett M. Hynes

Name:	Howard T. Hirakawa	Name:	Brett M. Hynes
Title:	Senior Vice President	Title:	Vice President